Exhibit 4.44

FORM OF

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (the “Agreement”) is made and entered into as of February 28, 2014 by and between ChinaCache International Holdings Ltd., a company organized under the laws of the Cayman Islands (the “Company”) and                                       , (collectively, “Investors”).

WHEREAS, the Company desires to repurchase from Investors, and Investors desire to sell to the Company, an aggregate of                                ordinary shares of the Company, par value US$0.0001 each (the “Ordinary Shares”), on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      AGREEMENT TO REPURCHASE AND SELL ORDINARY SHARES.

Subject to the terms and conditions hereof, Investors hereby agree to sell to the Company, and the Company hereby agrees to repurchase from Investors, an aggregate of                                        fully paid Ordinary Shares at a price of US$1.02125 per Ordinary Share, or an aggregate repurchase price of US$                         (the “Repurchase Price”).  The Ordinary Shares to be repurchased and sold pursuant to this Section 1 are collectively referred to as the “Repurchase Shares”.

2.                                      CLOSINGS; DELIVERIES.

The closing of the repurchase and sale of the Repurchase Shares hereunder shall take place simultaneously when the Company issues certain shares in accordance with the Securities Purchase Agreement entered into by the Company and relevant parties thereto dated the date hereof or at such other time and place as may be mutually agreed upon by the Company and Investors (the “Closing”). At the Closing, the payment of the Repurchase Price shall be made by wire transfer in U.S. dollars in immediately available funds to an account designated by Investors.

2.1.                            Deliveries by Investors. At the Closing, each of Investors shall deliver to the Company the instrument of transfer duly signed by an authorized signatory of Investors and all the share certificates for the Repurchase Shares for cancellation by the Company.

2.2.                            Deliveries by Company.  At the Closing, the Company shall deliver to Investors a copy of the Company’s register of members, updated to show the cancellation of the Repurchased Shares.

3.                                      REPRESENTATIONS AND WARRANTIES OF INVESTORS

Each of Investors, jointly and severally, represents and warrants to the Company as of the date hereof and the date of the Closing, as follows:

1

3.1.                            Due Authorization.  each of Investors is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations hereunder.

3.2.                            Title to Repurchase Shares.  each of Investors is the sole record owner of the relevant Repurchase Shares to be sold to the Company at the Closing, free and clear of any mortgage, pledge, lien, encumbrance, security interest or charge of any kind, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions or other encumbrances of any nature whatsoever (except for any restrictions on transfer under applicable laws).

3.3.                            Compliance with Other Instruments and Agreements.  The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under any contract to which each of Investors is a party or by which it may be bound, (ii) conflict with or result in a breach or violation in any material respect of any applicable laws or the constitutional documents of Investors, or (iii) require any prior consent or approval other than those imposed or required by the Company’s memorandum and articles of association or the then applicable shareholders agreement.

4.                          MISCELLANEOUS

4.1.                            Governing Law.  This Agreement shall be governed by and construed exclusively in accordance the laws of Cayman Islands.

4.2.                            Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement and the rights and obligations therein may not be assigned by any party thereto without the written consent of the other parties.

4.3.                            Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and non-disclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

4.4.                            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:

ChinaCache International Holdings Ltd.

/s/ Song Wang
Name: Song Wang
Title: Director

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:

INVESTORS INVESTMENTS ASIA LIMITED
/s/ Authorized Signatory

INVESTOR GROUP ASIA, L.P.
By: Investor Growth Capital Asia LLC, its General partner
/s/ Authorized Signatory

IGC AISIA FUND V, L.P.
By: Investor Growth Capital Asia LLC, its General partner
/s/ Authorized Signatory

QIMING VENTURE PARTNERS, L.P., a Cayman Islands exempted limited partnership
By:	QIMING GP, L.P., a Cayman Islands exempted limited partnership
Its:	General Partner
	By:	QIMING CORPORATE GP, LTD., a Cayman Islands corporation
	Its:	General Partner
		By:	/s/ Authorized Signatory
		Its:	Managing Director

QIMING MANAGING DIRECTORS FUND, L.P., a Cayman Islands exempted limited partnership
By:	QIMING CORPORATE GP, LTD., a Cayman Islands corporation
Its:	General Partner
	By:	/s/ Authorized Signatory
	Its:	Managing Director

CONSOLIDATED CAPITAL HOLDINGS LTD.
/s/ Xiaohong Kou
Name: Xiaohong Kou
Title: Director

Material Terms of Share Repurchase Agreements

Signed by:	Shares repurchased		Repurchase Price
Investor Investments Asia Limited	3,997,453	ordinary shares

Investor Group Asia, L.P.	1,713,781	ordinary shares

IGC Asia Fund V, L.P.	163,904	ordinary shares represented by ADSs	US$	5,999,984.68

QIMING VENTURE PARTNERS, L.P.	19,851,440	ordinary shares

QIMING MANAGING DIRECTORS FUND, L.P.	296,768	ordinary shares	US$	20,576,357.42

Consolidated Capital Holdings Ltd.	2,937,576	ordinary shares	US$	2,999,999.49

Total	28,960,922		US$	29,576,341.59